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Exhibit 10.16

INDEMNITY AGREEMENT

        This INDEMNITY AGREEMENT (the "Agreement") is made and entered into as of October 31, 1997, by and among Navigation Technologies Corporation, a Delaware corporation ("NavTech"), Shields Enterprises, Inc., a Delaware corporation ("SEI"), SEI Information Technology, Inc., a Delaware corporation and a wholly-owned subsidiary of SEI ("New SEI"), T. Russell Shields, an individual residing in Chicago, Illinois (the "Principal Shareholder"), and LaSalle National Bank, a national banking association with an office in Chicago, Illinois, as escrow agent ("Escrow Agent"), with reference to the following:

          A.    This Agreement is being entered into in anticipation of the merger (the "Merger") contemplated under an Agreement and Plan of Reorganization among NavTech, Principal Shareholder and SEI of even date herewith (the "Plan of Reorganization"). Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as specified in the Plan of Reorganization.

          B.    The Principal Shareholder is chairman, a director and the majority shareholder of SEI and a director and officer of New SEI. As a condition to NavTech entering into the Plan of Reorganization and consummating the Merger, the Principal Shareholder is entering into this Agreement.

          C.    New SEI has been formed in connection with the Merger as part of the New SEI Transaction. As a condition to NavTech entering into the Plan of Reorganization and consummating the Merger, New SEI is entering into this Agreement.

          D.    This Agreement shall become effective upon the Effective Date of the Merger and shall have no effect unless and until such Merger occurs.

        NOW, THEREFORE, the parties agree as follows:

ARTICLE I
INDEMNIFICATION BY NEW SEI AND THE PRINCIPAL SHAREHOLDER

        1.01 (a)    Indemnification by New SEI.    From and after the consummation of the Merger, New SEI hereby agrees to indemnify and hold harmless each of NavTech, SEI, and Philips Electronics, N. V. and its affiliates (solely in their capacity as a controlling person of NavTech) ("Philips") (NavTech, SEI and Philips are hereinafter collectively referred to as the "Indemnified Persons"), from and against and/or in respect of any and all Claims (each an "Indemnified Claim") asserted against or suffered by an Indemnified Person as a result of or in connection with any matter arising out of or in connection with SEI's business or affairs (with or without a breach of a representation or warranty in the Plan of Reorganization or the SEI Agreement), including, without limitation:

            (i)  any breach by SEI on or before the Effective Date of a representation or warranty of SEI contained in the Plan of Reorganization or the SEI Agreement;

          (ii)  any breach by SEI or the Principal Shareholder on or before the Effective Date of any of their respective covenants or obligations contained in the Plan of Reorganization or the SEI Agreement;

          (iii)  any liability of SEI for Taxes for any period or portion of any period ending on or before the Effective Date;

          (iv)  any liability of SEI or NavTech for Taxes arising upon or attributable to the New SEI Transaction other than any liability for Taxes caused by a breach by NavTech of its representations set forth in Section 2.11 of the Plan of Reorganization;

          (v)  any breach by New SEI on or before the Effective Date of a representation or warranty of New SEI contained in the SEI Agreement;

          (vi)  any breach by New SEI on or before the Effective Date of any of its covenants or obligations contained in the SEI Agreement;

        (vii)  any allegation that any written disclosure relating to SEI furnished to SEI Shareholders (other than any such disclosure that is furnished in writing to SEI by NavTech or its affiliates with the understanding that such information is to be furnished to the SEI Shareholders) in connection with the Merger or the New SEI Transaction contains any untrue statement or alleged untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, or any other similar or analogous allegation; or

        (viii)  any allegation asserting any liability relating in any manner to the conduct of the business of New SEI including, without limitation, liabilities related to the present or future employees of New SEI (in connection with their employment with SEI prior to the Merger, New SEI thereafter, or otherwise), whether or not such liabilities are applicable to periods before or after the Effective Date.

        Notwithstanding anything else in this Section 1.01(a) to the contrary, New SEI shall not be obligated to indemnify the Indemnified Persons to the extent that any Claim results from the ownership or operation of the Retained Assets (as defined in the SEI Agreement) and Retained Liabilities (as defined in the SEI Agreement) or the other business or operations of NavTech after the Effective Date that would not be indemnified pursuant to subsections 1.01(a) (i), (ii), (iii), (iv), (v), (vi) or (viii) hereof. In addition, the indemnity obligation set forth in this Section 1.01(a) shall not apply to Claims asserted against or suffered by an Indemnified Party arising from or related to the "EnRoute" technology, including, without limitation, any patents or patent applications pertaining thereto. The indemnity obligations of New SEI under this Section 1.01(a) shall inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnified Persons.

        Notwithstanding the foregoing provisions of this Section 1.01 (a), New SEI shall not be obligated to indemnify the Indemnified Persons to the extent that any Claim results from actions or omissions of the SSI division, the ITS division or the Technology Group division of SEI taken (or omitted to be taken) at the direction of an authorized employee of NavTech (excluding the Principal Shareholder and Richard J. Weiland) on or after June 24, 1996; provided that in no event shall any action taken by or any omission by SEI (including, but not limited to, any such division of SEI) with respect to personnel matters, including matters related to hiring, promotion, compensation, termination, discrimination or otherwise, or with respect to Taxes (other than any state or local sales taxes on SEI shipments of products incorporating the NavTech database pursuant to the Customer Service and Fulfillment Agreement dated September 17, 1996), be deemed to be an action taken by or omission at the direction of an authorized employee of NavTech hereunder, and provided further that in no event shall any action taken by or omission by SEI that constitutes gross negligence or intentional misconduct be deemed to be an action taken or omission at the direction of an authorized employee of NavTech hereunder. It is understood and agreed that the "hold harmless" and indemnification provisions (including any limitations on liability contained therein) contained in Sections VI.H and VI.I of the Navigation Software License and Support Agreement, made as of September 16, 1991, and Sections V.H and V.I of the Database Software Development and Maintenance Agreement, made as of January 1, 1992, each between NavTech and SEI, are and shall remain unaffected by the foregoing provisions of this Section 1.01(a).

        For the purposes of this Section 1.01, all representations and warranties of SEI under the Plan of Reorganization shall be deemed to have been made by SEI as of the Effective Date without, giving effect to any Disclosure Schedule Update, provided however, that neither the Principal Shareholder nor New SEI shall have any obligation to indemnify the Indemnified Persons with respect to any item disclosed in any Disclosure Schedule Update or any covenant or condition waived by NavTech as provided in Section 7.03 of the Plan of Reorganization prior to the Effective Date (collectively the

"Excepted Items"), if such Excepted Items were not known to, or knowable (with reasonable investigation under the circumstances) by, SEI at the time the Plan of Reorganization was entered into or did not result from the breach by SEI or any shareholder, employee, director or agent thereof of any covenant or obligation in the Plan of Reorganization, as the case may be. Except as provided in the preceding sentence: (i) the right to indemnification hereunder based on representations, warranties, covenants, and obligations made under the Plan of Reorganization and the SEI Agreement will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time whether before or after the execution and delivery of the Plan of Reorganization or the SEI Agreement or the Effective Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation; and (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations. Notwithstanding the foregoing, no Indemnified Person shall been entitled to indemnification pursuant to this Section 1.01 with respect to any portion of Damages to the extent that any Claim related to such Damages is the result of the gross negligence, willful misconduct or act of bad faith by such Indemnified Person.

          (b)    Indemnification by Principal Shareholder.    Subject to Section 1.01 (d) hereof, from and after the consummation of the Merger, the Principal Shareholder hereby agrees to indemnify and hold harmless each of the Indemnified Persons to the same extent that New SEI has so agreed to indemnify and hold harmless the Indemnified Persons pursuant to Section 1.01 (a). The indemnity obligations of the Principal Shareholder under this Section 1.01 (b) shall inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnified Persons. It is understood and agreed that the indemnity obligations of the Principal Shareholder under this Section 1.01(b) and New SEI under Section 1.01 (a) shall be joint and several; however, the parties have agreed to seek satisfaction of such Claims in accordance with the provisions of Section 1.01 (d) hereof.

          (c)    Escrow Fund Not Exclusive Remedy.    It is understood and agreed that any Indemnified Person may seek to enforce the indemnity obligations of New SEI or the Principal Shareholder under this Agreement without seeking recourse against the Escrow Fund, and an Indemnified Party may, therefore, seek to satisfy any indemnity claim asserted against New SEI or the Principal Shareholder against the assets of New SEI or the Principal Shareholder, respectively.

          (d)    Satisfaction of Claims.    Neither New SEI nor the Principal Shareholder shall be obligated to make any payment with respect to any Claim until the Final Determination Date relating to such Claim. Each Indemnified Person agrees that it will look first to New SEI, second to the Principal Shareholder (if not paid by New SEI "Within twenty-five (25) business days after such Final Determination Date) and third to the Escrow Fund (if not paid within five (5) business days thereafter by the Principal Shareholder) for satisfaction of amounts owed under such indemnity; provided that each of New SEI and the Principal Shareholder agree that in no event will either of them be relieved of any indemnification obligations by reason thereof. New SEI hereby agrees to indemnify and hold harmless the Principal Shareholder from and against and/or in respect of any payments that the Principal Shareholder may be required to make pursuant to this Agreement. The failure of New SEI to indemnify the Principal Shareholder shall not otherwise affect the obligations of the Principal Shareholder hereunder.

        1.02    Certain Definitions.    For purposes of this Agreement:

          (a)  "Claims" shall mean all claims, demands, losses, costs, expenses, obligations, liabilities, actions, suits and damages that have been asserted against an Indemnified Person, including, without limitation, diminution in value and deficiencies (net of any insurance proceeds actually received but without giving effect to any tax benefits attributable thereto), whether or not involving a Third Party Claim (as defined below), interest (including interest on amounts past due under this Agreement) and penalties, reasonable attorneys' fees and costs, and all amounts paid in settlement of any claim, action or suit, but excluding any taxes on any indemnity payments. Notwithstanding the foregoing, "Claims" shall include incidental or consequential damages only to the extent that an Indemnified Person is or may be liable to pay such amount to a third party by reason of an actual claim asserted by a third party, but shall exclude any and all incidental and consequential damages otherwise suffered by an Indemnified Person (e.g., loss of business profits by an Indemnified Person).

          (b)  "Damages" shall mean the dollar value of any indemnity owed by the Principal Shareholder or New SEI, as the case may be, to any Indemnified Person in accordance with Section 1.01 of this Agreement.

          (c)  "Fair Market Value" shall be (i) if the NavTech Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or approved for trading on NASDAQ, the average for the five (5) trading days prior to the date of determination of Fair Market Value of the last reported sale prices of the NavTech Common Stock on such exchange or system; or (ii) if the NavTech Common Stock is not so listed or admitted to unlisted trading privileges or approved for trading on NASDAQ, the average for the five (5) trading days prior to the date of determination of Fair Market Value of the average of the last reported bid and asked prices quoted each day by National Quotation Bureau Inc.; or (iii) if the NavTech Common Stock is not so listed or admitted to unlisted trading privileges or approved for trading on NASDAQ and bid and asked prices are not so reported, an amount, determined by agreement of the Principal Shareholder and NavTech, or failing such agreement, by arbitration as provided in Section 9.01 of this Agreement or by such other procedures as may be agreed to by the Principal Shareholder and NavTech.

          (d)  "Final Determination Date" means the date on which the Escrow Agent shall have received both

            (A)  one of (i) an acknowledgment signed by the Principal Shareholder and New SEI, or (ii) a copy of a final arbitration award, in either case which specifies that the Principal Shareholder or New SEI, or both, as the case may be, has an obligation to indemnify such Indemnified Person with respect to a specified Claim as described in a Notice of Damages or (iii) a written certificate from the Indemnified Person certifying that the Principal Shareholder and New SEI have been deemed to have concurred with respect to such obligation pursuant to the first sentence of Section 6.01(b) and

            (B)  one of (i) an acknowledgment signed by the Principal Shareholder and New SEI of the amount of Damages relating to a Claim or (ii) a copy of a non-appealable final judgment, decree or award of a court of competent jurisdiction requiring the payment of money by an Indemnified Person in respect of a Claim or (iii) a copy of a final arbitration award specifying the amount of Damages relating to a Claim.

          (e)  A "NavTech Change of Control" shall have occurred on any date on which any person or group of related persons (other than (i) the Principal Shareholder and his Family (as defined in the Employment Agreement, as amended, between NavTech and the Principal Shareholder entered into concurrently with that certain Master Loan Agreement dated as of April 1, 1997 between NavTech and Philips) or any persons under his or their control together with one or more other persons, groups or entities acting in concert or (ii) Philips Electronics N.V. and its affiliates) shall have acquired control of NavTech (through the acquisition of voting shares, acquisition of assets, merger or otherwise).

          (f)    "New SEI Change of Control" shall mean any merger, consolidation, sale of all or substantially all assets, sale of voting securities or other transaction or series of related transactions with respect to New SEI, other than any such transaction or transactions following which the Principal Shareholder owns beneficially (as defined by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) following such transaction or transactions at least thirty-five percent (35%) of the total voting power of the surviving or successor corporation. For purposes of this Section 1.02(f), shares of New SEI owned beneficially by the Principal

  Shareholder's Family (as defined below) or any trusts for the benefit of members of the Principal Shareholder's Family shall be treated as owned beneficially by the Principal Shareholder. The "Principal Shareholder's Family" shall mean the Principal Shareholder's spouse and siblings, and all descendants of the Principal Shareholder, his spouse and siblings.

          (g)  "Non-Tax Claim" shall mean any Claim other than a Tax Claim.

          (h)  "Notice of Damages" shall have the meaning assigned thereto in Section 6.01(a) of this Agreement..

          (i)    "Objection Period" means (x) with respect to Tax Claims, a period of thirty (30) days after delivery to the Principal Shareholder and New SEI of a Notice of Damages with respect thereto and (y) with respect to Non-Tax Claims, a period of thirty (30) days after delivery to the Principal Shareholder and New SEI of one or more Notices of Damages with respect to Non-Tax Claims aggregating One Hundred Thousand Dollars ($100,000) or more (or thirty (30) days after delivery to the Principal Shareholder and New SEI of any Notice of Damages with respect to Non-Tax Claims thereafter).

          (j)    "Tax Claim" shall mean any Claim for Taxes.

ARTICLE II
LIMITATION OF LIABILITY

        2.01    Non-Tax Indemnity Cap.    With respect to Non-Tax Claims, neither the Principal Shareholder nor New SEI shall have any obligation to indemnify any Indemnified Person hereunder until the aggregate amount of all Non-Tax Claims for which indemnification is required to be provided under this Agreement (without regard to which Indemnified Person or Persons are so entitled to such indemnification) exceeds One Hundred Thousand Dollars ($100,000) in the aggregate with respect to all Non-Tax Claims; provided that in the event that the aggregate amount of all Non-Tax Claims exceeds One Hundred Thousand Dollars ($100,000), the Indemnified Person or Persons shall be entitled to indemnity with respect to all Non-Tax Claims, including the initial One Hundred Thousand Dollars ($100,000) of such claims. With respect to Non-Tax Claims, in no event shall the liability of the Principal Shareholder and New SEI to provide indemnification to the Indemnified Persons exceed, in the aggregate, Ten Million Dollars ($10,000,000) (the "Non-Tax Indemnity Cap").

        2.02    No Tax-Indemnity Cap.    With respect to Tax Claims, there shall be no limit with respect to the liability of the Principal Shareholder and New SEI to provide indemnification to the Indemnified Persons.

        2.03    Treatment of Defense Costs.    The reasonably necessary costs and expenses (including legal fees) incurred by the Principal Shareholder and New SEI for the defense of any Non-Tax Claims ("Defense Costs") shall be treated as the payment of Claims for purposes of computing the aggregate indemnification provided under the Non-Tax Indemnity Cap. For purposes of determining whether the Non-Tax Indemnity Cap has been satisfied, indemnity payments made, and Defense Costs incurred, by the Principal Shareholder and New SEI hereunder in connection with Non-Tax Claims shall be applied to the Non-Tax Indemnity Cap. For purposes of the One Hundred Thousand Dollar ($100,000) threshold set forth in Section 2.01 hereof, any Defense Costs incurred by the Principal Shareholder and New SEI for the defense of any Non-Tax Claims shall not be included in determining whether such threshold has been reached.

        2.04    Indemnity as Sole Remedy.    The indemnity provided hereunder by the principal Shareholder and New SEI shall be the sole liability of New SEI, the Principal Shareholder or any other SEI shareholder with respect to any warranty, representation, covenant or obligation of SEI, New SEI or the Principal Shareholder under the Plan of Reorganization and the SEI Agreement.

ARTICLE III
DEFENSE OF INDEMNIFIED CLAIMS

        3.01    Defense of Third-Party Non-Tax Claims.    In case any Non-Tax Claim is brought by a third party at any time after the Indemnified Parties have delivered Notices of Damages specifying Claims, in the aggregate, in excess of One Hundred Thousand Dollars ($100,000), or a Tax Claim is brought at any time (in either case a "Third Party Claim"), either the Principal Shareholder or New SEI (or both) shall be entitled to, but shall not be obligated to, assume and control the defense thereof (at his or its own expense), with counsel reasonably satisfactory to NavTech, by delivering written notice to NavTech of his or its election to so assume the defense thereof within ten (10) days following receipt by the Principal Shareholder and New SEI of such Notice of Damages. If the Principal Shareholder and New SEI, or either of them, elects to assume the defense of any such Claim, then the Indemnified Person (or NavTech if it is not the Indemnified Person) shall be entitled to participate in said defense (at its own expense). All parties shall cooperate reasonably with each other in the defense of any Third Party Claim, including making available all records, witnesses and information reasonably necessary to the defense of such Claim, provided that all Indemnified Persons shall be indemnified hereunder for any out-of-pocket expenses paid to third parties reasonably incurred in providing such cooperation that would not otherwise have been incurred by such Indemnified Persons, which amounts shall be included in determining whether Notices of Damages specifying Non-Tax Claims have aggregated One Hundred Thousand Dollars ($100,000), and determining whether the Non-Tax Indemnity Cap has been reached.

        3.02    Settlement of Non-Tax Claims by Indemnified Person.    An Indemnified Person may settle any Non-Tax Claim without the approval of either the Principal Shareholder or New SEI, but if an Indemnified Person does so, the Principal Shareholder and New SEI shall have no obligation to indemnify the Indemnified Person hereunder except to the extent that the Indemnified Person can thereafter establish, to the Principal Shareholder's and/or New SEl's satisfaction (as the case may be) or in arbitration pursuant to Section 9.01 hereof, the amount of Damages that the Indemnified Person would have been required to pay or incur with respect to any such Non-Tax Claim if not so settled, provided, however, that neither the Principal Shareholder nor New SEI shall in any event be liable to pay Damages in any such case in excess of the settlement amount plus any reasonable out-of-pocket expenses paid to third parties in connection with such Claim (including reasonable attorneys' fees).

        3.03    Settlement of Claims by Principal Shareholder or New SEI.    Neither the Principal Shareholder nor New SEI shall be entitled to settle any Claim without obtaining the advance written approval of any Indemnified Person unless such settlement (i) does not require or involve any commitments or concessions by NavTech or any other Indemnified Person (other than those customary in respect of cash settlements. such as confidentiality agreements), (ii) does not place any restrictions upon any Indemnified Person (other than those customary in respect of cash settlements, such as confidentiality agreements), (iii) does not prejudice any position of an Indemnified Person with respect to Taxes and (iv) fully resolves and disposes of the Claim with respect to all Indemnified Persons without any cost to any Indemnified Person. Any other settlements shall require the advance written approval of the Indemnified Person or Persons affected thereby, which may be withheld by any such Indemnified Person in his or its sole discretion. In the event that the Principal Shareholder or New SEI receives a bona fide settlement offer for a specified amount of money (a "Proposed Settlement"), a copy of which shall have been delivered by either the Principal Shareholder or New SEI to each of the Indemnified Persons affected by it (with a copy to the Escrow Agent), and the Principal Shareholder and New SEI give written notice to each of such Indemnified Persons that they desire to accept such Proposed Settlement, but approval of such settlement is withheld by one or more Indemnified Persons pursuant to the preceding sentence, the Principal Shareholder and New SEI shall only be required to provide indemnification up to the amount of the Proposed Settlement unless either the Principal Shareholder or New SEI agree, or the Indemnified Person or Indemnified Persons establish in arbitration as provided in Section 9.01 hereof that the Proposed Settlement would have had a materially adverse effect on the business, assets, liabilities, financial condition or results of operation of NavTech, in which case the Principal Shareholder and/or New SEI shall be required to provide indemnification hereunder without any effect being given to the Proposed Settlement.

        3.04    Claims Resulting in No Damages.    To the extent that a Claim is made by an Indemnified Person against the Principal Shareholder or New SEI, as the case may be, and the Principal Shareholder or New SEI, as the case may be, establish to such Indemnified Person's satisfaction or in arbitration pursuant to Section 9.01 hereof that there have been no Damages recoverable by the Indemnified Person in respect of such Claim, the Principal Shareholder or New SEI, as the case may be, will not be responsible for any costs and expenses (including legal fees) that may have been incurred by the Indemnified Person.

ARTICLE IV
ESCROW FUND

        4.01    Deposit of Escrow Fund.    The Principal Shareholder hereby represents that as of the date of the Plan of Reorganization and on the Effective Date, the Principal Shareholder is and will be the sole owner, free and clear of any lien, encumbrance, charge or security interest whatsoever, of the number of shares of SEI Common Stock identified in Section 3.02 of the SEI Schedule as being held in the name of the Principal Shareholder. On or prior to the Effective Date, the Principal Shareholder agrees to tender all such shares of SEI Common Stock for conversion into shares of NavTech Common Stock, in accordance with the terms of the Plan of Reorganization. The Principal Shareholder shall also deliver to NavTech in accordance with Section 10.02 of the Plan of Reorganization, in a form reasonably acceptable to NavTech, instructions directing NavTech to deposit with the Escrow Agent on the Effective Date one or more certificates representing (i) an aggregate of Ten Million (10,000,000) shares of NavTech Common Stock (the "Tax Escrow Shares") and (ii) an aggregate of Two Million (2,000,000) shares of NavTech Common Stock (the "Non-Tax Escrow Shares" and together with the Tax Escrow Shares, the "Escrow Shares"). The Principal Shareholder shall also deliver to the Escrow Agent one or more stock powers endorsed in blank (medallion signature guaranteed) with respect to the Escrow Shares to allow the Escrow Agent to carry out the purposes of this Agreement. So long as the Escrow Shares are held by the Escrow Agent hereunder, the Principal Shareholder agrees that he will not make, nor agree to make, any transfer or disposition of any of the Escrow Shares, or any interest therein of any nature whatsoever, other than by will or the laws of descent and distribution (provided that any such Escrow Shares shall remain subject to this Agreement).

        4.02    Receipt of Escrow Fund.    The Escrow Agent will accept delivery and receipt of certificates representing the Escrow Shares and any Additional Escrow Securities (as defined in Section 4.04 below and which shall also be considered Escrow Shares) solely in its capacity as Escrow Agent, to be held and disbursed in accordance with the terms and conditions of this Agreement. The Escrow Shares shall be registered on the books of NavTech in the name of the Principal Shareholder while they are held in the Escrow Fund, but the certificates for such shares shall be legended to reflect this Agreement. While such shares are registered in the name of the Principal Shareholder, the Principal Shareholder will be the shareholder of record for all purposes, including the receipt of notice of meetings, voting and consent purposes, except as otherwise provided in this Agreement.

        4.03    Separate Account.    The Escrow Agent agrees that the Escrow Shares and any other property delivered to the Escrow Agent hereunder shall be maintained by the Escrow Agent in separate accounts (the "Escrow Fund") segregated for the sole benefit of the Indemnified Persons and the Principal Shareholder pursuant to the terms of this Agreement, free and clear of all liens, encumbrances, charges or security interests whatsoever created by the Escrow Agent, and that the Escrow fund will not be commingled with any funds or accounts of the Escrow Agent or of other customers of the Escrow Agent.

        4.04    Voting Rights: Distributions, Etc.

          (a)  Subject to Section 4.04(c), the Principal Shareholder shall be entitled to exercise any and all voting and/or consent rights and powers accruing to an owner of the Escrow Shares for any purpose not inconsistent with (i) the provisions of this Agreement and applicable law, and (ii) the preservation of the value of the Escrow Shares.

          (b)  Subject to Section 4. 04(c), the Principal Shareholder shall be entitled to receive and retain all cash dividends, interest and other cash distributions payable in respect of the Escrow Shares to the extent that such distributions are made in the ordinary course of NavTech's business (and not as a result of the recapitalization, reorganization, merger, consolidation, disposition of as-sets, liquidation or dissolution of NavTech). Except as described in the foregoing sentence and subject to Section 4.04(c), (i) all cash and other property at any time and from time to time received or receivable by or distributed or distributable to the owner of the Escrow Shares from NavTech (whether in the ordinary course of NavTech's business or representing or resulting from stock dividends, stock splits or reclassifications, the recapitalization, reorganization, merger, consolidation, disposition of assets, liquidation or dissolution of such issuer, the exercise by the Principal Shareholder of warrants, rights or options deemed to be Additional Escrow Securities (as defined below), or any other action or cause) in exchange or substitution for or otherwise in respect of any or all of the Escrow Shares, and (ii) all shares and other securities and all warrants, rights and options distributed with respect to the Escrow Shares and not yet properly exercised or converted (such shares, securities, warrants, rights and options together with the certificates and/or other instruments or writings representing them being hereinafter collectively called the "Additional Escrow Security"), shall be deposited with and held by the Escrow Agent in the Escrow Fund for application in accordance with this Agreement.

          (c)  Upon the occurrence of a Final Determination Date (as defined herein), unless the Principal Shareholder shall have exercised his rights to substitute cash for Escrow Shares pursuant to Section 6.01(c) of this Agreement, the Escrow Agent, at the written direction of NavTech, shall assume and exercise any and all voting and consent rights and powers accruing to an owner of that number of the Escrow Shares (determined as provided in Section 6.01 (c)) necessary to satisfy the claim for Damages with respect to which the Final Determination Date has occurred, and all powers of the Principal Shareholder described in Section 4.04(b) to receive the dividends, interest and other cash distributions described in such Section shall cease with respect to such number of Escrow Shares, and all such rights shall thereupon become vested in the Escrow Agent. During the five (5) day period following the Final Determination Date, unless the Principal Shareholder shall have exercised his rights to substitute cash for Escrow Shares pursuant to Section 6.01(c), neither the Principal Shareholder nor NavTech shall be entitled to direct the Escrow Agent with respect to the matters set forth in the previous sentence, and any dividends, interest and any other distributions with respect to such number of the Escrow Shares declared or received during such five (5) day period shall be distributed in accordance with Section 6.01(c). The Principal Shareholder agrees that neither NavTech nor any of its representatives shall have any liability to the Principal Shareholder, or to any person claiming rights against NavTech by, through or under the Principal Shareholder, in any way arising out of or in connection with NavTech's or any such representative's exercise of, or failure to exercise, any of its rights or powers under this Section 4.04(c).

          (d)  The Escrow Agent shall give the Principal Shareholder and NavTech notice when any cash is received by the Escrow Agent. Any cash held in the Escrow Fund shall be invested as the Principal Shareholder shall instruct the Escrow Agent in writing (or, in the absence of such instruction within ten (10) days after notice is given to the Principal Shareholder that cash is being held in escrow, as NavTech may instruct in writing) in (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) certificates of deposit with national banks or corporations endowed with trust powers having capital and surplus in excess of $100 million (including the Escrow Agent, if applicable), in each case with a maturity of less than 180 days, (iii) shares of NavTech Common Stock (but only to the extent that such cash has not been received by the Escrow Agent pursuant to Section 7.02 or Section 7.06 of this Agreement), or (iv) money market funds investing in securities or obligations that are permissible investments under item (i) above, including any mutual fund from which the Escrow Agent or any of its affiliates may receive compensation (collectively, "Permitted Investments"). In the absence of written instructions from the Principal Shareholder or NavTech, the Escrow Fund shall be invested in the Rembrandt Treasury Money Market Fund.

        It is expressly agreed that any Permitted Investments may be purchased by the Escrow Agent notwithstanding that an affiliate of the Escrow Agent has underwritten, privately placed or made a market for, any such Permitted Investments, or may in the future underwrite, privately place or make a market in any such Permitted Investments. Neither the Escrow Agent nor any of the parties hereto shall be liable or responsible in any manner for any loss or depreciation resulting from any such investment or liquidation, or for any costs in connection therewith, and all of said losses and costs shall be borne by the Escrow Fund.

        Interest earned on the Escrow Fund shall be considered currently reportable income of the Principal Shareholder for income tax purposes and the Principal Shareholder shall be entitled to receive and retain such interest. In the event any investment amounts are held in the Escrow Fund, the Escrow Agent shall deliver a statement at least annually documenting any interest payments.

ARTICLE V
ESCROW AGENT

        5.01    Records and Accounts.    The Escrow Agent shall maintain records of all property deposited in and monies and investments pertaining to the Escrow Fund and shall furnish such information and reports relating thereto as may reasonably be requested by NavTech or the Principal Shareholder. NavTech and the Principal Shareholder, and their duly authorized representatives, shall have the right at all reasonable times on reasonable advance notice to inspect the accounts and records of the Escrow Agent relating to the Escrow Fund.

        5.02    Rights and Duties of Escrow Agent

          (a)  The Escrow Agent shall be entitled to compensation for its services for opening the escrow provided for in this Agreement and for its services for the period commencing on the date of this Agreement until the Escrow Fund shall have been distributed, at such rate as the Escrow Agent and NavTech have agreed in a separate fee letter. The Escrow Agent shall also be entitled to payment of its routine and customary out-of-pocket expenses including reasonable counsel fees incurred in its routine administration of the Escrow Fund. Such compensation and expenses (collectively, "Escrow Expenses") shall be paid by NavTech.

          (b)  The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Agreement and the Escrow Agent shall not be charged with knowledge of any other agreement or instrument; provided, however, that with the Escrow Agent's written consent, the duties and responsibilities in this Escrow Agreement may be amended at any time or times by an instrument in writing signed by the other parties.

          (c)  The Escrow Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by NavTech, the Principal Shareholder or New SEI, or by any other person, firm or corporation, except only such notices or instructions provided for in this Agreement.

          (d)  The Escrow Agent shall be protected in acting upon any certificate, written agreement, report of an independent expert or notice delivered pursuant to this Escrow Agreement which the Escrow Agent in good faith believes to be genuine and what it purports to be.

          (e)  In consideration of its acceptance of the appointment as Escrow Agent, the other parties hereto, jointly and severally, agree to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted the same or in carrying out any of the terms hereof, and to reimburse the Escrow Agent for all its expenses (excluding the Escrow Expenses), including, among other things, reasonable counsel fees and court costs, incurred by reason of its position hereunder or actions taken pursuant hereto, except any liability resulting from the gross negligence, willful misconduct or act of bad faith of the Escrow Agent. If such parties cannot agree upon an allocation between them of the liability to pay expenses of the Escrow Agent described in the foregoing sentence, such parties hereby agree to submit the determination of such allocation to arbitration as provided in Section 9.01.

          (f)    The Escrow Agent may consult with independent legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

          (g)  In the event of any disagreement between any of the parties hereto, or between such parties and/or any other person, resulting in adverse claims or demands being made in connection with the Escrow Fund, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent shall refuse to comply with any claims or demands on it or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall continue so to refrain from acting until (i) the rights of such parties and any such other person shall have been fully and finally adjudicated by an arbitrator or court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among such parties, and any such other person (as the case may be), and the Escrow Agent shall have been notified thereof in writing signed by or on behalf of all such persons. The rights of the Escrow Agent under this subsection are in addition to any other rights which it may have by law or otherwise, including the right of the Escrow Agent to interplead any dispute to a court of competent jurisdiction.

          (h)  The Escrow Agent may resign by "an instrument in writing delivered to the other parties hereto to take effect not sooner than thirty (30) days following its delivery to such other parties, whereupon NavTech, the Principal Shareholder and New SEI by mutual agreement shall immediately designate in writing a successor Escrow Agent. Such successor Escrow Agent shall be subject to the same duties and obligations and shall have the same rights, privileges and immunities specified in this Agreement. Any such successor Escrow Agent shall file with the other parties hereto its written acceptance of the duties specified in this Agreement and its agreement to act in said capacity. In the event that NavTech, the Principal Shareholder and New SEI fail to agree on a successor Escrow Agent as specified herein, any of them may apply to the American Arbitration Association to designate a successor Escrow Agent.

          (i)    NavTech, the Principal Shareholder and New SEI shall have the right, at any time, by agreement, to remove the Escrow Agent and appoint a successor Escrow Agent. The appointment of the successor Escrow Agent shall not be effective until such successor Escrow Agent has agreed in writing to become a party to this Agreement.

ARTICLE VI
APPLICATION OF ESCROW FUND

        6.01    Notification of Claims: Furnishing of Particulars.

          (a)    Notice of Damages.    Whenever any Indemnified Person becomes aware of any Claim for which it believes in good faith Damages might be incurred by it, such Indemnified Person shall give notice thereof ("Notice of Damages") to the Principal Shareholder, New SEI and the Escrow Agent (and to NavTech if the Notice of Damages is delivered by an Indemnified Person other than NavTech) as soon as reasonably practicable. Such Notice of Damages shall provide reasonable detail of the nature of the Claim and the basis for indemnity claimed (including, if applicable, specific references to relevant sections of the Plan of Reorganization and Section 1.01(a) hereof) with respect to such Claim, and, if reasonably ascertainable, a nonbinding estimate of the amount of the potential Damages. Any delay or failure by such Indemnified Person to give a Notice of Damages shall not affect any rights which any Indemnified Person may otherwise have other than to the extent the Principal Shareholder or New SEI has been prejudiced by any such delay or failure in giving such Notice of Damages.

          (b)    Response to Notice of Damages.    The Principal Shareholder and New SEI shall be deemed to have concurred that they have an obligation to indemnify the affected Indemnified

  Person with respect to the Claim described in any Notice of Damages, unless within the Objection Period (as defined herein) the Principal Shareholder or New SEI shall have sent to the Escrow Agent, NavTech and the affected Indemnified Person (if other than NavTech) notice questioning the propriety of such Claim, in which case such Claim, unless settled by mutual agreement among the Principal Shareholder, New SEI and such Indemnified Person, shall be promptly referred for arbitration pursuant to Section 9.01 hereof, provided that the commencement of such arbitration may be postponed for a reasonable period of time at the request of the Principal Shareholder, New SEI or the Indemnified Person if the underlying Claim giving rise to the Notice of Damages is or is likely to be the subject of litigation or another contested proceeding with a third party that has not yet been resolved, and the person requesting such postponement reasonably believes that such proceeding could be prejudiced if the arbitration were not so postponed. Notwithstanding the foregoing sentence, any claim for Damages based upon a non-appealable final judgment, decree or award of court of competent jurisdiction requiring the payment of money by any Indemnified Person shall be conclusive as to the amount of the Claim, and the only issue for consideration in arbitration is whether the Principal Shareholder or New SEI has an obligation to indemnify such Indemnified Person with respect to the Claim. Any determination as a result of any arbitration procedure shall be a conclusive determination of the matter or matters considered and shall be binding upon the Principal Shareholder, New SEI and the Indemnified Persons and the Damages determined as a result of any arbitration procedure shall be deemed finally determined under this Agreement. Each party to the arbitration shall bear its own expenses of the arbitration.

          (c)    Distributions to the Indemnified Persons.    As soon as practicable after the thirtieth (30th) business day following the Final Determination Date relating to any Claim as to which Damages to an Indemnified Person have been found but have not been satisfied by New SEI or the Principal Shareholder pursuant to Section 1.01, the Escrow Agent shall make a distribution from the Escrow Fund to the Indemnified Person, provided that no Indemnified Person other than NavTech shall be entitled to any such distribution unless the Escrow Agent has also been notified in writing by NavTech (which may act in its sole and absolute discretion) that it approves such distribution. Any such distributions shall consist of (i) first, any cash held by the Escrow Agent, and to the extent any such cash is insufficient to satisfy the claim of Damages, (ii) second, the number of shares of NavTech Common Stock with a value, valued at Fair Market Value (as defined herein) on the Final Determination Date, equal to the aggregate amount of Damages, rounded up or down to the nearest whole share in the case of the NavTech Common Stock, for which a Notice of Damages has been given and which have been finally determined pursuant to this Article VI to be due the Indemnified Person and still remains unpaid, all as certified to the Escrow Agent by the Indemnified Person. The number of shares of NavTech Common Stock described above shall be delivered to the Indemnified Person together with stock powers endorsed in blank and shall thereafter be the property of the Indemnified Person, free and clear of the provisions of this Agreement and any claims of the Principal Shareholder. Notwithstanding the foregoing, the Principal Shareholder shall have the right to provide cash to the Escrow Agent within thirty (30) business days following the Final Determination Date which the Escrow Agent shall use first to satisfy any claim of Damages before distributing Escrow Shares, in which case the Escrow Agent shall distribute to the Principal Shareholder a number of Escrow Shares with a Fair Market Value on the date such cash is provided equal to the amount of such cash and this Agreement shall no longer apply to such shares.

          (d)    Delivery of Less Than All of the Escrow Shares.    At any time at which the Escrow Agent is required pursuant to this Agreement to deliver less than all of the Escrow Shares to any person, the Escrow Agent shall tender to NavTech's transfer agent (or to NavTech if it is acting as its own transfer agent) the certificate or certificates for NavTech Common Stock held by the Escrow Agent for conversion into one or more certificates representing the shares to be delivered and the shares that shall continue to be held in escrow. The parties agree to cooperate with the Escrow Agent to facilitate such transfers and issuances of certificates.

ARTICLE VII
FINAL NOTIFICATION OF CLAIMS

        7.01    Applicable Claims Period.

          (a)    General.    No payment under this Agreement with respect to any Damages shall be due to any Indemnified Person and no charge to or reduction of the Escrow Fund shall be made unless a Notice of Damages shall have been received by the Escrow Agent, the Principal Shareholder and New SEI prior to the expiration of the Applicable Claims Period as defined herein. The Applicable Claims Period for any Non-Tax Claim shall be ten (10) years from the Effective Date. The Applicable Claims Period for any Tax Claim shall be the first to occur of (i) the applicable statute of limitations, including any waivers or tolling thereof, and (ii) ten (10) years from the Effective Date. Without the prior written consent of the Principal Shareholder and New SEI, NavTech shall not agree to any waiver or tolling of the applicable statute of limitations for any Claim related to Taxes, unless NavTech reasonably believes that the failure to grant any such waiver or tolling could cause a material adverse effect on the business or property of NavTech. Without the prior written consent of NavTech, neither the Principal Shareholder nor New SEI shall agree to any waiver or tolling of the applicable statute of limitations for any Claim related to Taxes unless the Principal Shareholder and New SEI agree to a corresponding extension of the Applicable Claims Period with respect to the Claim which is the subject of any such waiver or tolling.

          (b)    Change of Control of New SEI.    Upon the occurrence of a New SEI Change of Control, the Applicable Claims Period for any Claim to be satisfied by New SEI hereunder shall expire. In such event, the Principal Shareholder shall remain fully liable hereunder for the remaining Applicable Claims Period.

          (c)    Breaches of Representations or Warranties.    Notwithstanding anything to the contrary in Section 7.01(a) hereof, the Applicable Claims Period for any Claim for indemnification brought solely pursuant to Section 1.01(a)(i) and/or Section 1.01(a)(v) hereof shall be eighteen (18) months from the Effective Date; provided that such eighteen (18) month period shall not apply to any Claim which is otherwise indemnifiable pursuant to any other provision of Section 1.01(a) hereof.

        7.02    Release of Escrow.

          (a)    Release of Escrow as to Non-Tax Claims.    If at any time following thirty (30) days after the Principal Shareholder gives notice to the Indemnified Persons or a proposed release of escrow amounts and after the conclusion of the Applicable Claims Period with respect to Non-Tax Claims, (i) the maximum potential amount of all Non-Tax Claims that are still outstanding have been liquidated or otherwise can be determined with certainty, and (ii) the Fair Market Value of all Non-Tax Escrow Shares and all other property then held in the Escrow Fund in respect of the Non-Tax Escrow Shares is in excess of the "Non-Tax Claims Limit" equal to (A) the maximum potential amount and the interest and penalties that reasonably could be expected to be imposed upon such maximum potential amount if there was no resolution of such Non-Tax Claims for a period of an additional five (5) years, or (B) the then remaining balance of the Non-Tax Indemnity Cap that remains available for the provision of indemnification hereunder, if less than such amount in Section 7.02(a)(ii)(A), the Escrow Agent shall promptly distribute any such excess amount to the Principal Shareholder by first using Non-Tax Escrow Shares and upon exhaustion of the Non-Tax Escrow Shares, using any cash held in respect of the Non-Tax Escrow Shares, provided that the Escrow Fund thereafter contains Non-Tax Escrow Shares (valued at one-half (1/2) of Fair Market Value) or cash (or any combination thereof) with an aggregate value at least equal to the Non-Tax Claims Limit, or the Principal Shareholder simultaneously provides cash to the Escrow Agent in an amount which, together with the Non-Tax Escrow Shares (valued at one-half (1/2) of Fair Market Value) and cash in the Escrow Fund, would have an aggregate value of at least such Non-Tax Claims Limit.

          (b)    Release of Escrow as to Tax Claims.    If at any time following thirty (30) days after the Principal Shareholder gives notice to the Indemnified Persons of a proposed release of escrow amounts and after the conclusion of all Applicable Claims Periods with respect to Tax Claims, (i) the maximum potential amount of all Tax Claims that are still outstanding have been liquidated or otherwise can be determined with certainty, and (ii) the Fair Market Value of all Tax Escrow Shares and all other property then held in the Escrow Fund in respect of the Tax Escrow Shares is in excess of the "Tax Claims Limit" equal to the maximum potential amount and the interest and penalties that reasonably could be expected to be imposed upon such maximum potential amount if there was no resolution of such Tax Claims for a period of an additional five (5) years, the Escrow Agent shall promptly distribute any such excess amount to the Principal Shareholder by first using Tax Escrow Shares and upon exhaustion of the Tax Escrow Shares, using any cash held in respect of the Tax Escrow Shares, provided that the Escrow Fund thereafter contains Tax Escrow Shares (valued at one-half (1/2) of Fair Market Value) or cash (or any combination thereof) with an aggregate value at least equal to the Tax Claims Limit, or the Principal Shareholder simultaneously provides cash to the Escrow Agent in an amount which, together with the Tax Escrow Shares (valued at one-half (1/2) of Fair Market Value) and cash in the Escrow Fund, would have an aggregate value of at least such Tax Claims Limit.

        7.03    Termination of Non-Tax Escrow.    Upon the Non-Tax Final Release Date, which shall be the earlier to occur of (i) the date upon which the Principal Shareholder, New SEI and the Escrow Agent shall have paid Damages pursuant to this Agreement with respect to Non-Tax Claims in an amount aggregating the Non-Tax Indemnity Cap and (ii) the date which is after both of (X) the date which is five (5) years from the Effective Date and (Y) the date upon which all open claims for Damages with respect to Non-Tax Claims have been resolved, all remaining Non-Tax Escrow Shares and property then held by the Escrow Agent in respect of the Non-Tax Escrow Shares shall be promptly returned to the Principal Shareholder. Notwithstanding this Section 7.03, the release of the Non-Tax Escrow Shares shall not diminish the liability, if any, of the Principal Shareholder or New SEI under this Agreement.

        7.04    Termination of Tax Escrow.    Upon the Tax Final Release Date, which shall be the date which is after both of (i) the close of the last Applicable Claims Period with respect to Tax Claims and (ii) the date upon which all open claims for Damages with respect to Tax Claims have been resolved, all remaining Tax Escrow Shares and all property then held by the Escrow Agent in respect of the Tax Escrow Shares shall be promptly returned to the Principal Shareholder. Notwithstanding this Section 7.04, the release of the Tax Escrow Shares shall not diminish the liability, if any, of the Principal Shareholder or New SEI under this Agreement

        7.05    Partial Early Release of Tax Escrow.    Notwithstanding anything to the contrary in Section 7.04 hereof, upon the satisfaction of any and all Tax Claims with respect to that certain Settlement Agreement between SEI and First Chicago Corporation, First National Bank of Chicago, First Capital Corporation of Chicago and First Chicago Investment Corporation dated March 25, 1994, the Tax Escrow shall be released, at the direction of the Principal Shareholder with the written concurrence of NavTech, as to Six Million (6,000,000) of the shares of NavTech Common Stock held as Tax Escrow Shares or such lesser number of Tax Escrow Shares as remain in the Escrow Fund. Any such shares to be released shall be promptly returned to the Principal Shareholder.

        7.06    Exchange of Cash For Non-Tax Escrow Shares.    At any time prior to the Non-Tax Final Release Date, the Principal Shareholder shall have the right to have the Escrow Agent release to him all of the Non-Tax Escrow Shares still held in the Non-Tax Escrow Fund by paying to the Escrow Agent in cash an amount equal to the balance of the Non-Tax Indemnity Cap that remains after subtracting from the original Non-Tax Indemnity Cap the amount of all Damages actually paid out by the Principal Shareholder, New SEI and the Escrow Agent pursuant to this Agreement with respect to Non-Tax Claims. The Escrow Agent shall give the Indemnified Persons at least five (5) business days notice prior to any release of the Non-Tax Escrow Shares pursuant to this subsection.

ARTICLE VIII
TAX PROCEDURES

        8.01    Cooperation by NavTech.    Upon the request of the Principal Shareholder or New SEI, NavTech shall provide (and shall cause their affiliates to provide) the Principal Shareholder and New SEI, promptly upon request, with such cooperation and assistance, documents and other information, without charge, as may be reasonably requested by the Principal Shareholder and New SEI in connection with (i) the conduct of any audit or other examination or any judicial or administrative proceeding involving any taxable period pertaining to SEI through the Effective Date (the "Taxable Periods"), and (ii) the preparation and filing of any amended tax returns. Such cooperation and assistance shall include, without limitation, (i) the provision of books, records, tax returns, documentation or other information relating to any relevant tax return of SEI pertaining to the Taxable Periods (to the extent retained by NavTech), (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any amended tax returns with respect to the Taxable Periods or in connection with any audit, proceeding, suit or action, including, without limitation, the execution of irrevocable powers of attorney and (iii) the use of reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. NavTech shall make its employees and facilities available on a mutually convenient basis during normal business hours to facilitate such cooperation.

        8.02    Communications by NavTech as to Tax Matters.    NavTech shall keep the Principal Shareholder advised as to the status of tax audits and litigation involving any issue relating to any Taxes or tax returns pertaining to the Taxable Periods. To the extent relating to any such issue, NavTech shall promptly furnish to the Principal Shareholder and New SEI copies of any inquiries or requests for information from any taxing authority or any other administrative, judicial or other governmental authority, as well as copies of any relevant portions of any revenue agent's report or similar report, notice or proposed adjustment or notice of deficiency.

        8.03    Notification by NavTech.    Upon the receipt by NavTech of notice of any pending or threatened Tax audit, inquiry or assessment which may affect the liability for Taxes relative to the Taxable Periods, NavTech shall promptly notify the Principal Shareholder and New SEI in writing of such receipt. Furthermore, NavTech agrees not to respond, without the consent of the Principal Shareholder and New SEI (which consent shall not unreasonably be withheld), to a notice of any pending or threatened Taxes audit, inquiry or assessment relative to the Taxable Periods in a manner that would adversely affect the liability for Taxes (or interest and/or penalties thereon).

        8.04    Control by Principal Shareholder or New SEI.    Subject to Section 3.03 hereof, the Principal Shareholder or New SEI (or both) shall have the right to control, and to represent the interests of all affected taxpayers in, any Taxes audit or administrative, judicial or other proceeding relating, in whole or in part, to any Taxes for the Taxable Period.

        8.05    No Liability for Failures by NavTech.    The Principal Shareholder and New SEI shall not have any liability to provide indemnification with respect to (i) any failure of NavTech or SEI to timely file any return required to be so filed pursuant to Section 2.3 of the Non-competition and Transition Services Agreement, or (ii) any errors or omissions on any such return, other than any errors or omissions occasioned by erroneous or omitted information on the books and records of SEI on the Effective Date.

        8.06    NavTech Change of Control.    In the event of a NavTech Change of Control, NavTech, New SEI and the Principal Shareholder shall continue to be bound by their respective obligations under this Agreement. If after a NavTech Change of Control, NavTech materially fails to perform its obligations under this Article VIII, the Principal Shareholder and New SEI shall not be required to provide indemnification for any Damages that the Principal Shareholder or New SEI, as the case may be, establishes in arbitration as provided in Section 9.01 hereof were caused by such failure to perform by NavTech.

ARTICLE IX
MISCELLANEOUS

        9.01    Governing Law: Arbitration: Injunctive and Other Relief.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in Delaware. Each party hereby irrevocably consents to the exclusive jurisdiction of the federal and state courts located in Chicago, Illinois with respect to any actions which may arise in connection with this Agreement and are not required by this Section 9.01 to be arbitrated. Except as provided in this Section 9.01, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

        Within fifteen (15) days after the commencement of arbitration, the affected Indemnified Person or NavTech, as the case may be, and the Principal Shareholder shall each select one person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators so selected are unable or fail to agree upon the third arbitrator, or if either party fails to appoint an arbitrator, such arbitrator or arbitrators shall be selected by the American Arbitration Association.

        Each of the parties to this Agreement acknowledges that a breach of this Agreement may cause the other party irreparable harm which may not be adequately compensated by money damages. Therefore, in the event of a breach or threatened breach by a party, injunctive or other equitable relief will be available to the other party, and any arbitrator acting pursuant to this Agreement shall have the authority to provide such injunctive or other equitable relief. Unless otherwise specified herein, remedies provided herein are not exclusive.

        The arbitrators shall have the authority to award such remedies or relief that a court of the State of Delaware could order or grant in an action governed by Delaware law, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitration proceedings shall be conducted in Chicago, Illinois.

        Notwithstanding the foregoing, any party may bring and pursue an action in any Federal or State court located in Chicago, Illinois seeking provisional relief, including a temporary restraining order or preliminary injunction, pending an arbitration proceeding. Any provisional relief obtained shall be discontinued once the arbitrators have assumed jurisdiction and ordered such discontinuance.

        Process in any action or proceeding referred to in this Section 9.01 may be served on any party anywhere in the world.

        9.02    Assignment.    This Agreement may not be assigned by any party hereto without the consent of the other parties hereto. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, guardians, executors, legatees, successors and permitted assigns, and no person, firm, corporation or other entity other than the parties hereto and, their respective heirs, personal representatives, guardians, executors, legatees, successors and permitted assigns, shall acquire or have any rights under or by virtue of this Agreement, other than as an Indemnified Person who makes a claim with NavTech's approval.

        9.03    Waiver.    The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement and will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) all waivers shall be in writing and signed by the party granting the waiver, provided, however, the Principal Shareholder may act on behalf of himself and New SEI; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on any other party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Any amendment, waiver or consent by NavTech shall be effective only if authorized by its Board of Directors by specific action thereof.

        9.04    Notices.    All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent cy telecopier: (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (confirmation requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

            (i)  if to NavTech, to Navigation Technologies Corporation, General Counsel, 10400 West Higgins Road, Suite 400, Rosemont, Illinois 60018 (Facsimile No. (847) 699-6556), with copies to Barry E. Taylor, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050 (Facsimile No. (650) 493-6811) and Philips Electronics North America Corp., Attn: Samuel J. Rozel, Esquire, Senior V.P., Secretary and General Counsel, 100 East 42nd Street, New York. NY 10017 (Facsimile No. (212) 850-5362);

          (ii)  if to the Principal Shareholder, to T. Russell Shields, 160 E. Pearson #3108, Chicago, Illinois 60611 (Facsimile No. (312) 266-1194), with a copy to Marshall E. Eisenberg, Esquire, Neal, Gerber and Eisenberg, Two North LaSalle Street, Suite 2200, Chicago, Illinois 60602 (Facsimile No. (312) 269-1747);

          (iii)  if to New SEI, to SEI Information Technology, Inc., 212 East Ohio Street, Chicago, Illinois 60611, Attn: Manager of Finance and Administration (Facsimile No. (312) 440-8373) with a copy to Marshall E. Eisenberg, Esquire, Neal, Gerber & Eisenberg, Two North LaSalle Street, Suite 2200, Chicago, Illinois 60602 (Facsimile No. (312) 269-1747); and

          (iv)  if to the Escrow Agent, to LaSalle National Bank, 135 South LaSalle Street, Suite 1825, Chicago, Illinois 60603, Attn: Estelita E. Tucker (Facsimile No. (312) 904-2236);

or to such other person or address as the parties shall have specified by notice in writing to each other.

        9.05    Days.    Any reference to "days" in this Agreement shall mean calendar days.

        9.06    Certifications.    NavTech agrees that it shall not unreasonably withhold or delay, and the Principal Shareholder and New SEI agree that the Principal Shareholder and New SEI shall not unreasonably withhold or delay, execution and delivery of any certification to the Escrow Agent called for in this Agreement in order to carry out the terms of this Agreement.

        9.07    Principal Shareholders Actions on Behalf of NavTech.    Following the Effective Date, the Principal Shareholder shall not act on behalf of NavTech in negotiating or settling any Third Party Claim against NavTech other than under and in accordance with the directions of the NavTech Board of Directors. No action taken by the Principal Shareholder on behalf of NavTech in accordance with Section 9.07 shall be deemed to be an admission of liability of the Principal Shareholder or New SEI hereunder.

        9.08    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Where the context so requires, the masculine gender shall refer to the feminine or neuter.

        9.09    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        9.10    Miscellaneous.    This Agreement (a) may be executed by the several parties on separate counterparts, (b) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (c) is not intended to confer upon any other person any rights or remedies hereunder.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NAVIGATION TECHNOLOGIES CORPORATION
		By	/s/ Ronald A. Brumback Title: President
SHELDS ENTERPRISES, INC.
		By	/s/ Name: Fidelis N. Umeh Title: President
/s/ T. Russell Shields
SEI INFORMATION TECHNOLOGY, INC.
		By	/s/ Name: Fidelis N. Umeh Title: President
LASALLE NATIONAL BANK as Escrow Agent
		By	/s/ Name: Estelita E. Tucker Title: Assistant Vice President
The terms and conditions of this Agreement are hereby acknowledged as of the date first above written.
PHILIPS ELECTRONICS,N.V.
By:	/s/ Samuel J. Rozel Title: Attorney in Fact for Philips Electronics N.V.

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INDEMNITY AGREEMENT